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                          SECOND AMENDMENT TO REVOLVING

            CREDIT AND TERM LOAN AGREEMENT AND REVOLVING CREDIT NOTE

         THIS AMENDMENT, dated as of November 29, 1995 ("Amendment") to the Amended and Restated Revolving Credit and Term Loan Agreement and the Revolving Credit Note, both dated as of November 15, 1993 and amended pursuant to a certain First Amendment to Revolving Credit and Term Loan Agreement and Revolving Credit Note dated as of December 9, 1994 (as so amended, the "Agreement" and the "Note" respectively), is entered into by and between ANALYSIS & TECHNOLOGY, INC., a Connecticut corporation (the "Company") and SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION, a national banking association (the "Bank").

                               W I T N E S S E T H

         WHEREAS, pursuant to the Agreement, the Bank has made certain advances to the Company and the Company has made certain covenants to the Bank; and

         WHEREAS, the Bank and the Company now desire to amend the Agreement to provide for, among other things, an increase in the Commitment and an extension of the Termination Date.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and pursuant to the requirements of the Agreement, the parties hereto hereby agree as follows:

         Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in, or by reference in, the Agreement.
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         Section 2.  Amendment to the Agreement

         (a) Section 1.1 of the Agreement is amended and restated to read as follows:

                  Section 1.1 Amounts. Subject to the terms and conditions contained in this Agreement, the Bank agrees to make loans (the "Revolving Credit Loans" and individually, a "Revolving Credit Loan") to the Company from time to time prior to October 31, 1997 (the "Termination Date") in principal amounts not exceeding at any one time outstanding the sum of $20,000,000 (such amount, as it may be reduced from time to time as hereinafter provided, is herein called the "Commitment") less the face amount of all Letters of Credit issued for the account of the Company or any other party guaranteed by the Company (the "Letters of Credit" and each individually a "Letter of Credit"). Each Revolving Credit Loan shall be either a Domestic Loan, a CD Loan, or a Eurodollar Loan as the Company may elect subject to the provisions of this Agreement. Notwithstanding anything herein to the contrary, during the term of this Agreement, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Loans hereunder plus (ii) the aggregate available face amount of all Letters of Credit, shall not at any time exceed the Commitment.

         (b) The Revolving Credit Note a form of which is attached to the Agreement as Exhibit A-1, is amended to substitute "$20,000,000" for each reference in the Agreement to "$18,500,000" and "Twenty Million Dollars" for each reference in the Agreement to "Eighteen Million Five Hundred Thousand Dollars."

         (c) Section 1.3 of the Agreement is amended to change the maturity date of the Term Loan from November 1, 2001 to November 1, 2002, by substituting the reference to "November 1, 2001" with "November 1, 2002."
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         (d)      Exhibits C, D, E and F to the Agreement are each amended and restated to read in the form of Exhibits C, D, E and F respectively, attached hereto and made a part hereof as Exhibits C, D, E and F.

         Section 3. Conditions and Effectiveness. This Amendment shall become effective when, and only when, the Bank and the Company have received counterparts of this Amendment executed by the Bank and by the Company.

         Section 4.  Reference to and Effect on the Agreement.

                  (a) Upon the effectiveness of Section 2 hereof, on and after the date hereof, (i) each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Agreement in the Revolving Credit Note and any other document relating to the Agreement, shall mean and be in reference to the Agreement as amended hereby and (ii) each reference in the Revolving Credit Note to "this Note, " "hereunder," "hereof," "herein," or words of similar import, and each reference in the Agreement to "the Note" or "the Revolving Credit Note" shall mean and be in reference to the Revolving Credit Note as amended hereby.

                  (b) Except as specifically amended herein, the Agreement and the Note shall remain in full force and effect and are hereby ratified and confirmed.

         Section 5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
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         Section 6. Execution and Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one in the same instrument.

         Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              ANALYSIS & TECHNOLOGY, INC.


                              By:    /s/ David M. Nolf
                                     ------------------------------------
                                     Name:  David M. Nolf
                                     Its:  Executive Vice President
                                           Chief Financial and
                                           Administrative Officer

                              SHAWMUT BANK CONNECTICUT,
                              NATIONAL ASSOCIATION

                              By:    /s/ Matthew E. Hummel
                                     ------------------------------------
                                     Name:  Matthew E. Hummel
                                     Its:  Vice President